EXHIBIT 99

Camco Financial Corporation Announces Launch of Rights Offering

CAMBRIDGE, Ohio, Sept. 24, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) announced today a rights offering of common shares of up to $10.0 million to existing shareholders.

Under the terms of the rights offering, all record holders of the Company's common stock as of July 29, 2012 will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase one share of Company common stock at a subscription price of $1.75 per share. In addition, for every two shares purchased in the offering, investors will receive one warrant to purchase Company common stock within five years at $2.10 per share. Rights holders will have the opportunity to purchase shares in excess of their basic subscription rights, subject to availability and certain limitations.

The rights offering will expire on October 31, 2012, unless extended by the Board of Directors. To the extent any shares remain unsold at the expiration of the rights offering, the Company may elect to conduct a public offering to sell these shares.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which will be mailed to all record date shareholders. You may also request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC at 6150 Parkland Boulevard, Suite 250, Cleveland, OH 44124, (866) 404-2951.

About Camco Financial Corporation and Advantage Bank

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

CONTACT: James E. Huston, CEO
         Phone:  740-435-2020
         Fax:    740-435-2021